Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces February 2023 Catastrophe Losses and Implemented Auto Rates

NORTHBROOK, Ill., March 16, 2023 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of February of $211 million or $167 million, after-tax.
Catastrophe losses for February events were estimated at $241 million, related to nine events primarily from wind and rain that were geographically widespread, partially offset by favorable reserve reestimates for prior events. Catastrophe losses for January and February totaled $518 million, pre-tax.
“Allstate continued to implement significant auto insurance rate actions in response to inflationary increases to loss costs. During the month of February, the Allstate brand implemented auto rate increases of 7.6% across 10 locations, resulting in total brand premium impact of 0.5% which are expected to raise annualized written premiums by approximately $127 million,” said Jess Merten, Chief Financial Officer of The Allstate Corporation. Our implemented auto rate exhibit has been posted on allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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